Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-208911) on Form S-8 and (Nos. 333-259445, 333-258254, and 333-255973) on Form F-3 of our reports dated May 13, 2024, with respect to the consolidated financial statements of Ferroglobe PLC and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores, S.L.

Madrid, Spain

May 13, 2024